Exhibit 99.1


Press Release

ARES TRADING MAKES CLAIM AGAINST COLUMBIA LABORATORIES FOR ALLEGED BREACH OF CRINONE SUPPLY AGREEMENT

COLUMBIA DISPUTES ALL CLAIMS AND ANNOUNCES THAT CRINONE WILL SOON BE AVAILABLE FOR SALE

NEW YORK--(BUSINESS WIRE)--Aug. 8, 2001--Columbia Laboratories (AMEX:COB) today announced it has been made aware of an action filed in the Supreme Court of the State of New York (the "Action") by Ares Trading S.A. ("Serono") naming Columbia Laboratories (Bermuda) Ltd. as defendant. The Action sets forth claims for an alleged breach of contract for failure to supply Crinone in accordance with the supply agreement between the parties, and seeks damages and indemnification in the amount of $13 million.

           "We were surprised and disappointed by the timing and nature of this complaint in view of the fact that we have been working closely with Serono since the date of the recall," commented Fred Wilkinson, President and Chief Executive Officer. "We have instructed our counsel, Weil Gotshal & Manges LLP, to vigorously defend against these claims, which we believe are without merit. We are reviewing whether to counterclaim for breach of contract and damages for Serono's failure to market Crinone 8% and 4% in accordance with its obligations under the agreement."

           Columbia also announced that the final Investigation Report on the Recall of Crinone has been issued, identifying the root cause of the viscosity problem that led to the recall of several batches of Crinone in early April, 2001. Based on the results of this investigation and subsequent manufacturing of new batches of Crinone under a re-validation protocol, final plans are underway to release a new supply of product to Serono for marketing by the end of August.

           Columbia Laboratories, Inc. is a U.S.-based international pharmaceutical company dedicated to research and development of women's health care and endocrinology products, including those intended to treat infertility, dysmenorrhea, endometriosis and hormonal deficiencies. Columbia is also developing hormonal products for men and a buccal delivery system for peptides. Columbia's products primarily utilize the company's patented bioadhesive delivery technology.

This press release contains statements that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those statements include statements regarding the intent, belief or current expectations of the company and its management team. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements. Such risks and uncertainties include, among other things, the successful revalidation of the Crinone manufacturing process, timely and successful completion of clinical studies, competitive economic and regulatory factors in the pharmaceutical and health care industry, uncertainties related to the timing and outcome of litigation, general economic conditions and other risks and uncertainties that may be detailed, from time-to-time, in Columbia's reports filed with the Securities and Exchange Commission.

---------------------

Contact:
     Columbia Laboratories, Inc., New York
     James Apostolakis, 212/588-1900
     David Weinberg, 516/766-2847

     or

     In-Site Communications, Inc., New York
     Lisa Carlton-Wilson, 212/759-3929













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